Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-205813

Supplementing the Preliminary Prospectus

Supplement dated September 6, 2017

(To the Prospectus dated May 31, 2017)

VISA INC.

September 6, 2017

$1,000,000,000 2.150% Senior Notes due 2022

$750,000,000 2.750% Senior Notes due 2027

$750,000,000 3.650% Senior Notes due 2047

Issuer:	Visa Inc.

Ratings (Moody’s / S&P):*	A1/A+

Aggregate Principal Amount Offered:	$1,000,000,000 for the 2022 Notes $750,000,000 for the 2027 Notes $750,000,000 for the 2047 Notes

Trade Date:	September 6, 2017

Settlement Date:	September 11, 2017 (T + 3)

Maturity Date:	September 15, 2022 for the 2022 Notes September 15, 2027 for the 2027 Notes September 15, 2047 for the 2047 Notes

Coupon (Interest Rate):	2.150% per annum for the 2022 Notes 2.750% per annum for the 2027 Notes 3.650% per annum for the 2047 Notes

Price to Public (Issue Price):	99.698% of the principal amount for the 2022 Notes 99.255% of the principal amount for the 2027 Notes 99.583% of the principal amount for the 2047 Notes

Net Proceeds (before expenses):	$994,480,000 for the 2022 Notes $741,037,500 for the 2027 Notes $740,872,500 for the 2047 Notes

Yield to Maturity:	2.214% for the 2022 Notes 2.836% for the 2027 Notes 3.673% for the 2047 Notes

Spread to Benchmark Treasury:	T + 53 basis points for the 2022 Notes T + 73 basis points for the 2027 Notes T + 95 basis points for the 2047 Notes

Benchmark Treasury:	1.625% due August 31, 2022 for the 2022 Notes 2.250% due August 15, 2027 for the 2027 Notes 3.000% due May 15, 2047 for the 2047 Notes

Benchmark Treasury Price / Yield:	99-23/1.684% for the 2022 Notes 101-09/2.106% for the 2027 Notes 105-19+/2.723% for the 2047 Notes

Interest Payment Dates:

Semi-annually on March 15 and September 15, commencing March 15, 2018 for the 2022 Notes

Semi-annually on March 15 and September 15, commencing March 15, 2018 for the 2027 Notes

Semi-annually on March 15 and September 15, commencing March 15, 2018 for the 2047 Notes

Optional Redemption Provisions:	Each series of notes may be redeemed as a whole or in part, at the Company’s option at any time and from time to time prior to the applicable Par Call Date (as set forth in the table below), at a price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon as if the notes matured on the applicable Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the applicable Spread for such notes (as set forth in the table below).

Series	Par Call Date	Spread
2022 Notes	August 15, 2022	10bps
2027 Notes	June 15, 2027	12.5bps
2047 Notes	March 15, 2047	15bps

Each series of notes may be redeemed as a whole or in part, at the Company’s option at any time and from time to time on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of the notes being redeemed.

In each case, accrued interest will be payable to, but excluding, the redemption date.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

Payment Business Days:	New York

CUSIP Number:	92826CAG7 for the 2022 Notes 92826CAH5 for the 2027 Notes 92826CAJ1 for the 2047 Notes

ISIN Number:	US92826CAG78 for the 2022 Notes US92826CAH51 for the 2027 Notes US92826CAJ18 for the 2047 Notes

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Barclays Capital Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

U.S. Bancorp Investments, Inc.

Citigroup Global Market Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Standard Chartered Bank

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Co-Managers	Loop Capital Markets LLC Guzman & Company Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc. Siebert Cisneros Shank & Co., L.L.C. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling J.P. Morgan Securities LLC at 1-212-834-4533, Barclays Capital Inc. at 1-888-603-5847, HSBC Securities (USA) Inc. at 1-866-811-8049, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or U.S. Bancorp Investments, Inc. at 1-877-558-2607.